Exhibit 4.14

Summary

of

IT Services Framework Agreement

Between

Registrant

and

China Telecom Group

dated August 30, 2006

Pursuant to the IT Services Framework Agreement, the Provincial Subsisting Companies may participate in bids for the right to provide the Twenty Provincial Telecom Companies with information technology services, such as office automation, software testing, network upgrade, R&D of new businesses, and development and upgrade of supporting systems, etc. The charges payable for such IT services shall be determined by reference to market rates. “Market rate” in this term refers to the price set forth by the operator and formed through market competition. The market rate is determined in the following order: (1) The price asked for by any independent third party provider of that type of IT service under normal transactional circumstances at that time in the same or neighboring region where the service is provided; or (2) The price asked for by any independent third party provider of that type of IT service under normal transactional circumstances at that time in China. The charges payable for such IT services may also be determined by referring to the tender price (i.e. charges payable that should be determined through the open tender process according to Law of the People’s Republic of China on Tenders and Bids and other relevant laws and regulations). Unless otherwise stated in this agreement, in terms of one same service, if an independent third-party provider offer terms and conditions no more favorable than those offered by China Telecom Group, the Company shall give priority to using the service provided by China Telecom Group. China Telecom Group has promised that the service it provides shall be of no lower quality than the same service it provides to any third party. China Telecom Group has the right to provide relevant services to a third party only when its provision of such services will not affect its provision of the same services to the Company. If China Telecom Group fails to meet the requirements of the Company under this agreement or any independent third party offers terms and conditions more favorable than those offered by Party B, the Company may obtain such services from the independent third party. The IT Services Framework Agreement may be renewed for further periods of one year upon expiration on 31 December 2007, unless the Company provides notice of non-renewal in writing to the China Telecom Group three months prior to the expiry of the relevant term.